Exhibit 99.1

      ARBOR REALTY TRUST ANNOUNCES 17% INCREASE IN QUARTERLY CASH DIVIDEND

                      - COMPANY PROVIDES BUSINESS UPDATE -

     UNIONDALE, N.Y., April 18 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, announced today that its Board of Directors has declared a quarterly cash dividend of $0.55 per share of common stock for the quarter ended March 31, 2005. The dividend is payable on May 15, 2005 to common shareholders of record on April 30, 2005.

     Ivan Kaufman, Chairman and Chief Executive Officer, commented, "Delivering shareholder value is a priority to Arbor and we are pleased to announce an increase to our quarterly cash dividend for the third consecutive quarter."

     Portfolio Activity
     Arbor's loan originations for the first quarter of 2005 totaled approximately $244 million. Mr. Kaufman stated, "In an increasingly competitive market, we had our highest quarterly origination volume ever. The current capital markets environment has resulted in accelerated prepayments of loans in our portfolio; despite that, we experienced 4% growth in our portfolio during the first quarter."

     During the first quarter of 2005, approximately $211 million of loans were paid off. Of this amount, $110 million were loans on condominium conversion projects that were completed ahead of schedule, $56 million were loans refinanced elsewhere, and $45 million were loans refinanced within Arbor's portfolio.

     Financing Activity
     Arbor issued an aggregate of approximately $77 million of trust-preferred securities in three tranches in March and April of 2005, as part of a pooled issuance. These securities have a weighted average life of approximately 29 years and bear a weighted average interest rate of LIBOR plus 340 basis points. Mr. Kaufman commented, "At this time, we believe issuing these securities is preferable to issuing equity as a means to support the growth of our portfolio and preserve and enhance shareholder value. Together with the CDO we closed in January 2005, we have diversified our financing structure. We will consider additional CDO and trust preferred security issuances in the future."

     New Investment
     In April 2005, participating in the acquisition by an investor group of a real estate property in New York City known as the Toy Building, Arbor made a $10 million equity investment, which represents a 20% ownership interest. It is intended that the Toy Building, with over one million square feet, will be converted from an office property into condominium units. Mr. Kaufman stated, "We believe this project represents one of the best real estate opportunities

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available in New York City today. We are actively involved in structuring the debt-financing package for this project and also plan to participate as a lender. This is a unique opportunity for Arbor, and we are excited about our participation."

     About Arbor Realty Trust, Inc.
     Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

     Safe Harbor Statement
     Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed from time to time in the Arbor's periodic and other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

     Contacts:                              Investors:
     Arbor Realty Trust, Inc.               Stephanie Carrington/ Denise Roche
     Rick Herbst, Chief Financial Officer   The Ruth Group
     516-832-7408                           646-536-7017 / 7008
     rick.herbst@thearbornet.com            scarrington@theruthgroup.com
                                            droche@theruthgroup.com

     Media:
     Bonnie Habyan, SVP of Marketing
     516-229-6615
     bonnie.habyan@thearbornet.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             04/18/2005
    /CONTACT: Rick Herbst, Chief Financial Officer, +1-516-832-7408, rick.herbst@thearbornet.com, Media - Bonnie Habyan, SVP of Marketing, +1-516-229-6615, bonnie.habyan@thearbornet.com, both of Arbor Realty Trust, Inc.; Investors - Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group, for Arbor Realty Trust, Inc./
    (ABR)